SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                         DATE OF REPORT: August 12, 2002
                (Date of earliest event reported) August 7, 2002


                        DOBSON COMMUNICATIONS CORPORATION
             (Exact name of registrant as specified in its charter)


        OKLAHOMA                  000-29225                73-1513309
(State or other jurisdiction     (Commission             (IRS Employer
    of incorporation)            File Number)          Identification No.)

         14201 Wireless Way
       Oklahoma City, Oklahoma                     73134
(Address of principal executive offices)         (Zip Code)

                                 (405) 529-8500
              (Registrant's telephone number, including area code)



Information To Be Included in the Report


Item 5.  Other Events.

     Dobson Communications Corporation (the "Company") disclosed new information on several issues in its second quarter earnings conference call Wednesday, August 7, including:

     During the second quarter ended June 30, 2002, the Company purchased approximately 415,000 shares of its Class A stock at an average price of $1.50 per share, bringing total purchases since inception of the plan last September to $4.2 million.

     The Company has revised its guidance on proportionate net subscriber additions for 2002 to a range of 120,000 to 130,000, compared with its previous guided range of 130,000 to 140,000. With regard to its 2002 guidance on EBITDA of a range of $338 million to $344 million, management of the Company believes that the Company will be at the top of the range or above. Proportionate numbers include the results of the Company's operations and 50 percent of the results of the Company's fifty percent owned subsidiary, American Cellular Corporation.

     Finally, the Company was asked if exhibits referenced but not included with its most recently filed Annual Report on Form 10-K contain information on termination clauses in its new 10-year roaming agreement with Cingular Wireless. The Company is responding in this filing that the exhibits do not include additional information on termination clauses.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     DOBSON COMMUNICATIONS CORPORATION


                                     By BRUCE R. KNOOIHUIZEN
                                        Bruce R. Knooihuizen,
                                        Executive Vice President and
                                        Chief Financial Officer


August 12, 2002